Exhibit 99(2)

2007 Fourth Quarter Earnings Conference Call

Thank you Jay. Welcome to our fourth quarter conference call. I would like to highlight key achievements of 2007 and provide some guidance for 2008. John O’Connor will then discuss our Exploration and Production business, and John Rielly will review our financial results.

Our company generated solid operating and financial performance in 2007. Results benefited from higher volumes of crude oil and natural gas production and strong commodity prices which were partially offset by higher industry costs and lower margins in Marketing and Refining. Corporate net income was $1.8 billion. Exploration and Production earned $1.8 billion, and Marketing and Refining earned $300 million.

In 2008, our company’s capital and exploratory expenditures are budgeted to be $4.4 billion versus $3.9 billion in 2007. The majority of our 2008 spending will be targeted to Exploration and Production. This year, our exploration expenditures are expected to increase to $1.2 billion compared to $740 million in 2007.

While we continue to reinvest the majority of our cash flow in Exploration and Production, we strengthened our financial position in 2007 with debt to capitalization improving to 28.9 percent compared to 31.6 percent at the end of 2006.

With regard to operations, Exploration and Production achievements in 2007 included:

  growing proved reserves to 1.33 billion barrels of oil equivalent;
  replacing 167 percent of production, at a FD&A cost of about $16.20 per barrel;
  lengthening our reserve life to 9.5 years, marking the fifth consecutive year in which we lengthened our reserve life;
  increasing crude oil and natural gas production by 5 percent versus the prior year to 377 thousand barrels of oil equivalent per day.

In 2008, we forecast that production will average between 380 and 390 thousand barrels of oil equivalent per day.

In terms of our Hess operated field developments, 2007 marked the commencement of natural gas production from the Pangkah Field in Indonesia, in which we have a 75 percent working interest, as well as a significant increase in crude oil production at the Okume Complex in Equatorial Guinea, where our working interest is 85 percent.

We also made significant progress in the development of the Shenzi Field in the deepwater Gulf of Mexico, where Hess has a 28 percent interest. The TLP hull recently left the Samsung yard in Korea and, along with the topsides, is scheduled to be installed this summer. First oil is expected in the first half of 2009.

During 2007, we also advanced several Hess operated field development projects, including: Bakken Shale in North Dakota, Seminole ROZ in West Texas and Pangkah Oil in Indonesia. In addition, we sanctioned during the past year two field developments: the Hess operated Jambi Merang natural gas project in Indonesia and the Valhall Field Redevelopment in Norway.

In exploration, we continued the appraisal of the Pony and Tubular Bells discoveries in the deepwater Gulf of Mexico. Results of both the Pony #2 and Tubular Bells #3 appraisal wells are expected by the end of the first quarter. Hess has a 100 percent interest in Pony and a 20 percent interest in Tubular Bells.

With regard to Marketing and Refining, our refineries operated reliably in 2007. However, full year financial results for the HOVENSA joint venture refinery were impacted by the turnaround of the coker in the second quarter of last year and the lower margin environment that existed in the second half of the year. In Retail Marketing, fuel sales and convenience store sales continued to show annual increases, but the improvement in volumes was more than offset by lower fuel margins. Finally, our Energy Marketing business had strong growth in sales and margin improvement in both natural gas and electricity.

We are pleased with the operating and financial performance that our company delivered in 2007. We are proud of our organization and excited about the investment opportunities we have to provide long term profitable growth and create value for our shareholders.

I will now turn the call over to John O’Connor.